EXHIBIT 10.1

COMPENSATION FOR NAMED EXECUTIVE OFFICERS, AS AMENDED

Name	Principal Position	Annual Base Salary for fiscal 2007	Bonus Awards for fiscal 2007(1)
Joseph W. Luter, III	Chairman of the Board (2)	(3)	(3)
C. Larry Pope	President and Chief Executive Officer (4)	$800,000(5)	(5)
George H. Richter	President of Farmland	$620,000	(6)
Jerry H. Godwin	President of Murphy-Brown	$750,000	(7)
Richard J.M. Poulson	Executive Vice President	$600,000	(8)

(1)	All bonus awards are subject to adjustment downward at the Compensation Committee’s discretion based on an officer’s individual performance. In those cases where bonuses are derived from a formula based on profits, profits are determined on a pre-tax, pre-bonus basis.
(2)	Mr. Luter served as Chairman of the Board and Chief Executive Officer until August 31, 2006. Effective September 1, 2006, Mr. Luter ceased to be an employee of the Company and entered into a consulting agreement (the “Consulting Agreement”) with the Company, which has been filed as Exhibit 10.2 to this Current Report on Form 8-K. Mr. Luter continues to serve as Chairman of the Board.
(3)	Effective for services rendered on or after September 1, 2006, Mr. Luter’s compensation will be determined in accordance with the Consulting Agreement.
(4)	Mr. Pope served as President and Chief Operating Officer until August 31, 2006. Effective September 1, 2006, Mr. Pope was elected President and Chief Executive Officer.
(5)	Effective for services rendered on or after September 1, 2006, Mr. Pope’s base salary will be at an annual rate of $800,000 and he will be eligible for a bonus award for fiscal 2007 determined under a formula based on Company-wide profits.
(6)	Derived from a formula based on Farmland’s profits during fiscal 2007.
(7)	Derived from a formula based on Murphy-Brown’s ability to control hog raising costs.
(8)	Derived from a formula based on Company-wide profits during fiscal 2007.